 FOR IMMEDIATE RELEASE
                                                                                                                   Contact:          Ross A. Benavides
                                                                                                                                            Chief Financial Officer
                                                                                                                                            (713) 860-2528

GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS

Houston, TX - November 8, 2007 – Genesis Energy, L.P. (AMEX:GEL) reported today earnings of $1.7 million, or $0.07 per unit for the third quarter of 2007.  This compares to net income in the 2006 third quarter period of $1.7 million, or $0.12 per unit. Earnings for the 2007 third quarter included a $1.2 million benefit related to our stock appreciation rights (SAR) plan, resulting predominately from a 20% decline in our common unit price from June 30 to September 30, 2007.  Without this benefit, net income would have been $0.5 million, or $0.02 per unit, for the quarter. For the third quarter of 2007, Available Cash before reserves was $7.3 million.  Available Cash before reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $22.6 million for the third quarter of 2007.

Net income for the first nine months of 2007 was $1.9 million, or $0.11 per unit.  Excluding the effects of the $3.1 million of expense for the SAR plan, net income would have been $5.0 million, or $0.28 per unit.  Net income was $7.7 million, or $0.55 per unit, for the first nine months of 2006.  Net income for the 2006 nine-month period included expense for our SAR plan totaling $0.9 million.  For the first nine months of 2007, Available Cash before reserves was $15.0 million.  Net cash provided by operating activities was $25.7 million for the nine months ended September 30, 2007.
On July 25, 2007, we completed a transaction to acquire the assets of five energy-related businesses focused on the transportation, storage, marketing and procurement of petroleum products and refinery services from several entities owned and controlled by the Davison family of Ruston, Louisiana.  The acquisition consideration was comprised of 13,459,209 common units and approximately $293 million in cash, which included the purchase of working capital.  The cash consideration was funded through our $500 million Revolving Credit Facility led by Fortis Capital Corp. and Deutsche Bank Securities, Inc.  Additionally, our general partner exercised its right to maintain its proportionate share of our outstanding common units by purchasing 1,074,882 common units from us for $22.4 million.  In addition, as required under Genesis’ partnership agreement, the Partnership’s general partner contributed approximately $6.2 million to maintain its capital account balance.
Grant Sims, CEO said “For the third quarter of 2007, we generated Available Cash before reserves, a non-GAAP measure, of $7.3 million.  Although the economic effective date of the Davison transaction was April 1, 2007, our results do not include the results of the Davison operations prior to the closing date of July 25, 2007.  If our results for the third quarter had included the results of the Davison operations for that entire quarter, our Available Cash would have been approximately $9.5 million, or $0.34 per unit, based on the number of units outstanding after the Davison acquisition, which was more than adequate to cover distributions to the common unitholders and general partner for the quarter totaling $7.9 million or $0.27 per unit.  During the third quarter of 2007, our maintenance capital expenditures were greater than normal, totaling $2.1 million, reducing Available Cash before reserves.  We replaced a segment of pipeline on our Jay pipeline system and we are replacing a tank in Texas.  Typically our maintenance capital expenditures would be less than $0.5 million for a quarterly period.”
“Our existing operations continue to provide steady cash flows.  When we combine those operations with the operations we have acquired from the Davisons, we believe we have a solid base of diverse assets and businesses that should provide operating synergies and organic growth opportunities. Having completed that transaction, we are now positioned to move forward to negotiate several anticipated transactions with Denbury involving certain of their CO2 pipelines.  We currently expect those transactions to consist of property purchases combined with associated transportation or service arrangements, direct financing leases, or a combination of both.  We anticipate that during the fourth quarter of 2007, we will enter into transactions with Denbury for CO2 pipelines with a total currently estimated value of between $200 to $250 million, and anticipate similar transactions for a new CO2 pipeline that Denbury is constructing, forecasted to be completed in the second half of 2008,” added Mr. Sims.
On November 14, 2007, we will pay a distribution of $7.9 million, or $0.27 per unit, attributable to the third quarter of 2007.  This distribution represents an increase of approximately 17% over the August 2007 distribution of $0.23 and an increase of approximately 35% over the November 2006 distribution of $0.20.  Furthermore, this is the ninth consecutive increase in our quarterly distribution and the first to be more than $0.01 per unit.
Financial Results
Segment margin is defined and reconciled later in this press release to net income.  The following tables present selected financial information by segment for the three and nine month reporting periods (in thousands):

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total
Three Months Ended September 30, 2007
Segment margin excluding
depreciation and amortization (a)	$3,763	$8,545	$3,232	$4,960	$20,500

Capital expenditures	$1,812	$553	$-	$441	$2,806
Maintenance capital
expenditures	$1,624	$269	$-	$255	$2,148

Revenues:
External customers	$5,949	$25,349	$4,373	$317,653	$353,324
Intersegment	946	-	-	-	946
Total revenues of reportable segments	$6,895	$25,349	$4,373	$317,653	$354,270

Three Months Ended September 30, 2006
Segment margin excluding
depreciation and amortization (a)	$3,458	$-	$3,155	$1,999	$8,612

Capital expenditures	$216	$-	$194	$34	$444
Maintenance capital
expenditures	$146	$-	$-	$34	$180

Revenues:
External customers	$6,232	$-	$4,262	$218,141	$228,635
Intersegment	916	-	-	-	916
Total revenues of reportable segments	$7,148	$-	$4,262	$218,141	$229,551

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total
Nine Months Ended September 30, 2007
Segment margin excluding
depreciation and amortization (a)	$8,858	$8,545	$8,804	$7,986	$34,193

Capital expenditures	$2,365	$553	$-	$582	$3,500
Maintenance capital
expenditures	$2,177	$269	$-	$396	$2,842
Net fixed and other non-current
assets	$31,558	$409,510	$48,188	$226,791	$716,047

Revenues:
External customers	$16,956	$25,349	$11,816	$681,667	$735,788
Intersegment	3,062	-	-	-	3,062
Total revenues of reportable segments	$20,018	$25,349	$11,816	$681,667	$738,850

Nine Months Ended September 30, 2006
Segment margin excluding
depreciation and amortization (a)	$9,862	$-	$8,808	$6,074	$24,744

Capital expenditures	$639	$-	$5,744	$190	$6,573
Maintenance capital
expenditures	$370	$-	$-	$190	$560
Net fixed and other non-current
assets	$32,516	$-	$52,704	$5,469	$90,689

Revenues:
External customers	$20,158	$-	$11,543	$691,414	$723,115
Intersegment	3,381	-	-	-	3,381
Total revenues of reportable segments	$23,539	$-	$11,543	$691,414	$726,496

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income from continuing operations is presented for periods presented in the table at the end of this release.
Quarterly Comparison
Pipeline transportation segment margin for the third quarter period increased $0.3 million as compared to the prior year period.  Revenues from crude oil tariffs and related sources and sales of pipeline loss allowance volumes increased a total of $0.3 million.  Volume increases on the Mississippi System of 5,740 barrels per day and tariff increases on the Jay System offset the effects on segment margin of a decline in volume on our Texas System where the tariff per barrel is significantly less.  Volumes on the Jay System were similar to the prior year period.
We acquired our refinery services segment in the Davison transaction.  That segment primarily provides a service to refining operations – it processes sour hydrocarbon streams to remove the sulfur and returns the hydrocarbons for further refining or consumption within the refining location.  In most instances, we own, maintain and operate the facilities required to perform the services.  Typically we receive the by-product of the process, sodium hydrosulfide, or NaHS (commonly pronounced “nash”), as compensation for providing the sour gas processing services.  The largest cost component of providing the service is acquiring and delivering caustic soda to our operations.  Caustic soda is the scrubbing agent introduced to the sour gas stream to remove the sulfur and generate the by-product NaHS.
For the three and nine months ended September 30, 2007, we included two months of the activities of this operation in our results.  Combining the historical results of this operation for July 2007, with our results indicates that the contribution to total segment margin of the refinery services segment would have been approximately $12.3 million for the third quarter on a pro forma basis.
Our supply and logistics segment was previously known as our crude oil gathering and marketing segment. With the acquisition of the Davison businesses, we renamed the segment and have included the petroleum products, fuel logistics, terminaling and truck transportation activities we acquired.  These operations are similar to our crude oil gathering operations, with the focus on buying the product at an economical price and providing the blending, storage and transportation logistics to make the highest possible margin.  The portions of operations acquired in the Davison transaction contributed substantially all of the $3.0 million increase in segment margin for this segment for the three months ended September 30, 2007.  The contribution to segment margin by our crude oil operations was flat as compared to the prior year.
General and administrative expenses increased $0.2 million when comparing the third quarter periods.  Part of this increase results from the administrative personnel and costs at the Davison locations totaling $2.0 million.  This increase is offset partially by a credit to general and administrative expense for our stock appreciation rights plan of $1.2 million.  Additionally, we incurred transition costs in the 2006 period when we brought in a new management team totaling $1.3 million, which did not recur in the 2007 period.  The remaining increase resulted primarily from increased legal, audit and other consulting fees.
Interest costs in the 2007 third quarter were $4.5 million higher than the prior year as a result of the Davison acquisition which was partially financed with borrowings under our credit facility beginning on July 25, 2007.  In the third quarter of 2007, our average outstanding borrowings were $220 million greater than the 2006 period.
Income tax expense related to a portion of the operations we acquired in the Davison transaction that are owned by wholly-owned corporate subsidiaries taxable as corporations were recorded in the amount of $1.0 million for the 2007 quarter.
Year-to-Date Comparison
Pipeline segment margin decreased $1.0 million, with higher pipeline operating costs accounting for $0.9 million of the decrease.  An increase of $0.5 million was due to our stock appreciation rights plan expense, while the remaining $0.4 million was related to integrity management testing, costs to tear down a tank on the Texas System to prepare the location for its replacement and other maintenance costs.  Revenues from crude oil tariffs and related sources and sales of pipeline allowance volumes increased $0.3 million.  Segment margin from natural gas activities was negatively impacted by $0.3 million primarily due to production difficulties of a producer connected to one of our systems.
Supply and logistics segment margin increased $1.9 million between the nine-month periods.  The operations acquired in the Davison acquisition added $3.0 million to segment margin for the two months after we completed the acquisition.  Our existing crude oil gathering and marketing operations segment margin decreased $1.1 million, of which $0.6 million was attributable to our stock appreciation rights plan expense and $2.0 million was due to increased fuel, truck maintenance, and personnel costs.  Offsetting this decrease was an increase in revenues from transporting crude oil of $1.9 million.
Distributions
Since the distribution paid in February 2006, we have increased the distribution rate on our common units by a total of $0.10 per unit, or 59%.
		Per Unit
Distribution For	Date Paid	Amount

Third quarter 2007	November 2007	$0.27
Second quarter 2007	August 2007	$0.23
First quarter 2007	May 2007	$0.22
Fourth quarter 2006	February 2007	$0.21
Third quarter 2006	November 2006	$0.20
Second quarter 2006	August 2006	$0.19
First quarter 2006	May 2006	$0.18
Fourth quarter 2005	February 2006	$0.17

The third quarter 2007 distribution will be paid November 14, 2007 to unitholders of record on November 6, 2007.  We generated Available Cash before reserves (a non-GAAP measure) of $7.3 million during the third quarter of 2007.  Net cash flows provided by operating activities were $22.6 million for the third quarter period.  (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)
Available Cash
Several adjustments to net income are required to calculate Available Cash before reserves.  The calculation of Available Cash before reserves is as follows (in thousands):
	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007

Net income	$1,699	$1,912
Depreciation and amortization expense	8,372	12,346
Cash from direct financing leases in
excess of income recorded	143	422
Available cash generated by joint ventures in
excess of earnings	179	664
Non-cash (credits) charges for incentive compensation plan
and other non-cash items	(994)	2,339
Proceeds from disposals of surplus assets	-	195
Maintenance capital expenditures	(2,148)	(2,842)
Available Cash before reserves	$7,251	$15,036

Maintenance capital expenditures of $2.1 million reduced our Available Cash before reserves.  These expenditures in the third quarter related to the construction of a new tank on our Texas Pipeline System and the replacement of a segment of the Jay System.
Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, November 8, 2007, at 9:00 a.m. Central time.  This call can be accessed at www.genesiscrudeoil.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.
                            (tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006

Revenues	$354,270	$229,551
Cost of sales	334,131	221,206
General and administrative expenses	4,724	4,539
Depreciation and amortization expense	8,372	2,107
Losses from disposal of surplus assets	-	11
OPERATING INCOME	7,043	1,688
Equity in earnings of joint ventures	361	267
Interest expense, net	(4,701)	(260)
INCOME BEFORE INCOME TAXES	2,703	1,695
Income tax expense	(1,004)	-
NET INCOME	$1,699	$1,695

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.07	$0.12

Volume data:
Crude oil pipeline barrels per day (total)	60,311	62,610
Mississippi Pipeline System barrels per day	22,818	17,078
Jay Pipeline System barrels per day	14,596	14,785
Texas Pipeline System barrels per day	22,897	30,747
CO2 sales Mcf per day	85,705	82,244

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by Davison family	13,459,209	-
Common units held by general partner	2,094,323	1,019,441
Total common units outstanding	28,318,532	13,784,441

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006

Revenues	$738,850	$726,496
Cost of sales	705,572	702,671
General and administrative expenses	13,652	10,448
Depreciation and amortization expense	12,346	6,000
Gains from disposal of surplus assets	(24)	(38)
OPERATING INCOME	7,304	7,415
Equity in earnings of joint ventures	915	919
Interest expense, net	(5,248)	(645)
Income before income taxes and cumulative
effect adjustment	2,971	7,689
Income tax (expense) benefit	(1,059)	11
Income before cumulative effect adjustment	1,912	7,700
Cumulative effect adjustment from adoption of new
accounting principle	-	30
NET INCOME	$1,912	$7,730

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED
Income before cumulative effect adjustment	$0.11	$0.55
Cumulative effect adjustment	-	-
Net income per common unit - basic
and diluted	$0.11	$0.55

Volume data:
Crude oil pipeline barrels per day (total)	58,531	62,484
Mississippi Pipeline System barrels per day	20,938	16,828
Jay Pipeline System barrels per day	13,027	13,321
Texas Pipeline System barrels per day	24,566	32,335
CO2 sales Mcf per day	76,035	74,321

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by Davison family	13,459,209	-
Common units held by general partner	2,094,323	1,019,441
Total common units outstanding	28,318,532	13,784,441

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	September 30, 2007	December 31, 2006

ASSETS
Cash	$7,767	$2,318
Accounts receivable	154,622	89,106
Inventories	12,034	5,172
Other current assets	4,170	3,396
Total current assets	178,593	99,992
Net property	116,863	31,316
CO2 contracts	30,101	33,404
Joint ventures and other investments	18,087	18,226
Net intangible assets	221,138	-
Goodwill	318,915	-
Other assets	10,943	8,149
Total Assets	$894,640	$191,087

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$131,614	$86,692
Accrued liabilities	16,084	9,220
Total current liabilities	147,698	95,912
Long-term debt	285,000	8,000
Deferred tax liabilities	23,305	-
Other liabilities	1,292	991
Minority interest	552	522
Partners' capital	436,793	85,662
Total Liabilities and Partners' Capital	$894,640	$191,087

Genesis Energy, L.P.
Summary Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006

Net income	$1,912	$7,730
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	12,346	6,000
Amortization of credit facility issuance costs	509	279
Amortization of unearned income	(468)	(495)
Cash received from direct financing leases	890	889
Equity in earnings of joint ventures	(915)	(919)
Distributions from joint ventures - return on investment	1,276	1,151
Gains on asset disposals	(24)	(38)
Cumulative effect adjustment for new accounting principle	-	(30)
Non-cash effects of stock appreciation rights plan	1,696	915
Other non-cash items	667	26
Changes to components of operrating assets and liabilities	7,764	(8,786)
Net cash provided by operating activities	25,653	6,722

Additions to property and equipment	(3,292)	(830)
Distributions from joint ventures that are a return
of investment	389	352
Investment in joint ventures and other investments	(552)	(5,749)
Proceeds from sales of assets	195	67
Acquisition of Davison assets, net of cash acquired	(301,360)	-
Acquisition of Port Hudson assets	(8,103)	-
Other, net	(1,300)	(54)
Net cash used in investing activities	(314,023)	(6,214)

Bank borrowings, net	355,800	6,000
Bank repayments	(78,800)
Credit facility issuance fees	(2,297)
Issuance of common units for cash	22,361
General partner contribution	6,171
Minority interest contributions, net	30
Distributions to partners	(9,283)	(7,595)
Other, net	(163)	372
Net cash provided by (used in) financing activities	293,819	(1,223)

Net increase (decrease) in cash and cash equivalents	5,449	(715)
Cash and cash equivalents at beginning of period	2,318	3,099
Cash and cash equivalents at end of period	$7,767	$2,384

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT ADJUSTMENTS

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006
	(in thousands)

Segment margin excluding depreciation and
amortization	$20,500	$8,612
General and administrative expenses	(4,724)	(4,539)
Depreciation and amortization expense	(8,372)	(2,107)
Loss from disposal of surplus assets	-	(11)
Interest expense, net	(4,701)	(260)
Income before income taxes and cumulative
effect adjustments	$2,703	$1,695

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006
	(in thousands)

Segment margin excluding depreciation and
amortization	$34,193	$24,744
General and administrative expenses	(13,652)	(10,448)
Depreciation and amortization expense	(12,346)	(6,000)
Gain from disposal of surplus assets	24	38
Interest expense, net	(5,248)	(645)
Income before income taxes and cumulative
effect adjustments	$2,971	$7,689

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$22,598	$25,653
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance capital expenditures	(2,148)	(2,842)
Amortization of credit facility issuance costs	(236)	(509)
Cash effects of stock appreciation rights plan	(452)	(1,447)
Available cash from joint ventures not included in
operating cash flows	97	303
Other items affecting available cash	(1,009)	-
Proceeds from asset sales	-	195
Net effect of changes in components of working capital	(11,599)	(6,317)
Available Cash before reserves (Non-GAAP measure)	$7,251	$15,036

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of Available Cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.
Available Cash.  Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.
We define Available Cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments in excess of earnings; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.